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                                                                   EXHIBIT 10.10


This MASTER SERVICE AGREEMENT between the below-named Client and Genuity Inc. ("Provider" or "GENUITY") (collectively referred to as the "Parties") establishes the terms and conditions under which Provider will provide communications services to the client.

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Client TravelWeb, Inc.

State of Incorporation: Delaware

Principal Place of Business:

Address: 3811 Turtle Creek
         Suite 110
         Dallas, TX 75219

Address for notices:

Attn: Mr. Bill Nicholson

Provider:
Genuity Inc.                             Address for Notices:
State of Incorporation: Nevada           Genuity Inc. Principal Place
of Business                              4041 N. Central
4041 N. Central                          Phoenix, AZ 85012
Phoenix, AZ 85012
Attn: Contract Administration

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1.  The Parties anticipate that Client may, at Client's sole discretion, issue one or more Data Service Orders ("Service Orders") describing certain services which Client desires to purchase from Provider, and which set forth the prices, minimum term of service and other service specific details. All Service Orders shall be subject to the terms and conditions of this Master Service Agreement for the duration of the Service Order. If a Service Order is accepted in writing by an authorized representative of Provider, it shall supersede any and all prior agreements or understandings with respect to the service described therein, and shall, together with such terms and conditions, comprise the full and final agreement of the Parties. No term or condition hereof shall be modified except by written agreement of both Parties and any preprinted terms and conditions which may appear on Client's order form are expressly rejected and are void. As used in this document, the word "Term" shall mean the total duration of a Service Order and the phrase "Initial Term" shall mean the minimum term of service as specified in a Service Order. The word "Agreement" shall apply to all promises, terms and conditions of the Parties contained in this Master Service Agreement or a Service Order.

2. The Initial Term of this Agreement shall be as set forth in the Service Order placed hereunder and shall extend thereafter until terminated by either Party upon no less than ninety (90) days' prior written notice. However, Provider may terminate this Agreement or suspend service hereunder at any time upon: (a) any failure of Client to pay any undisputed amounts as provided in this Agreement, which event shall permit Provider to terminate this Agreement and suspend service immediately upon notice to Client; (b) any breach by Client of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof; (c) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to Client; or (d) any governmental prohibition or required alteration of services to be provided hereunder or any violation of an applicable law, rule or regulation. Any termination shall not relieve Client of its obligation to pay any charges incurred hereunder prior to such termination. The Parties' rights and obligations which by their nature would extend beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.

3. Client is responsible for all Recurring and Non-Recurring Charges from and after the Date of Acceptance, except that installation and start-up fees may be invoiced by Provider for payment by Client concurrently with signature of this Agreement by Provider. For purposes of this Agreement, the Date of Acceptance is the earlier of 1) the date Client signs a Client Acceptance Letter or 2) two (2) business days after Provider establishes a connection in which the Provider-furnished service is functioning properly. Recurring Charges will be prorated for the first and last month of the Agreement if service is not provided for a complete month. Proration of a monthly charge will be based on the number of days connection was available divided by total days in the month. Provider's targeted service installation intervals are thirty (30) days after order acceptance for on-net services and forty-five (45) days for off-net services. In the event Client requests Provider to attempt to accelerate the order process to install services more quickly, Client shall pay an Order Expedite charge of $500. Order Expedite charges will apply to each site ordered for which expended installation is requested.

4. During the Term Client shall pay Provider for services at the rates set forth in the Service Order. Normal service charges shall be invoiced monthly in advance. All amounts owed by Client shall be paid within thirty (30) days after the date of the invoice and Provider reserves the right to charge interest on all delinquent payments at an annualized rate of 2 percentage points above the prime rate as announced in the Wall Street Journal from time to time.

5. Provider's bill shall separately identify any excise, sales, use, or other taxes applicable to Provider's provision of service or equipment to Client, and all such taxes, however designated (excepting those based on Provider's net income), shall be paid by Client in addition to any other amount owing. Provider will not collect any otherwise applicable tax if Client first provides Provider with a valid tax exemption certificate.

6. At Client's request, Provider will respond to Client's report of service interruption and attempt to resolve all problems of connectivity. If it is determined that all facilities, systems and equipment furnished by Provider are functioning properly, and that the connectivity problem arose from some other cause, Provider will recover labor and materials cost for services actually performed at the following rates, which shall be the usual and customary rates for similar services provided by Provider to all clients in the same locality.

        Labor (4 hour Minimum Charge):
        7 a.m. to 7 p.m. week days/$150 per hour per Technician
        All other times: $225 per hour per Technician
        Materials: Cost to Provider x 1.15

Provider reserves the right to modify the above rates upon ninety (90) days advance written notice to Client. Provider shall also be entitled to recover from Client reasonable travel and related expenses of technicians required to travel in connection with such services.

7. Provider may substitute, change or rearrange any equipment, facility or system used in providing services at any time and from time to time, but shall not thereby alter the technical parameters of the services provided thereunder. Provider may at its discretion limit the burstable capacity available to Client to a maximum of three (3) times the number of megabits purchased by Client hereunder.

8. Client shall not cause or allow any facility or equipment of Provider to be rearranged, moved, removed, disconnected, altered, or repaired without Provider's prior written consent, which consent shall not be unreasonably withheld. Client shall not create or allow any liens or other encumbrances to be placed on any Provider equipment, facility or system arising from any act, transaction or circumstance relating to Client. If Client elects to relocate or otherwise change the place of services after commencement of the installation of facilities, Client shall pay any disconnection, early cancellation or termination charges reasonably incurred by Provider for the original location and installation charges for the new location.

9. Provider will grant a credit allowance for service interruption calculated and credited in fifteen (15) minute increments. A


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service interruption will be deemed to have occurred only if service becomes unusable to Client as a result of failure of Provider's facility, equipment, or personnel used to provide the service in question, and only where the interruption is not the result of: (i) the negligence or acts of Client or its agents; (ii) the failure or malfunction of non-Provider equipment or systems not provided by Provider; (iii) circumstances or causes beyond the control of Provider; or (iv) a service interruption caused by scheduled service maintenance, alteration, or implementation. Such credits will be granted only if (a) Client affords Provider full and free access to Client's premises to make appropriate repairs, maintenance, testing, etc.; and (b) Client does not unreasonably continue to use the service on an impaired basis.

For purposes of canceling or terminating a service provided under this Agreement for a Provider service interruption, such service interruption order must equal either twenty four (24) hours of cumulative service outages during any continuous twelve (12) month period or a single outage of eight (8) hours or more.

The foregoing states Client's sole remedy for service interruption under the Agreement, and in no event shall Provider be liable for harm to business, lost revenues, lost savings, or lost profits suffered by Client, regardless of the form of action, whether in contract, warranty, strict liability, or tort, including without limitation negligence of any kind, whether active or passive.

10. Provider's entire liability for any claim, loss, damage or expense from any cause whatsoever shall in no event exceed sums actually paid to Provider by Client, during the three (3) months immediately preceding the month of such occurrence, for the specific service giving rise to the claim. Notwithstanding the foregoing, Provider shall not be liable for any indirect, incidental, consequential, punitive or special damages. No action or proceeding against Provider shall be commenced more than one (1) year after service is rendered.

11. There are no warranties, representations or agreements, express or implied either in fact or by operation of law, statutory or otherwise, including warranties of merchantability or fitness for a particular purpose or arising from a particular course of dealing, except those expressly set forth herein. Provider makes no representations as to results that will be obtained by the use of the service hereunder. PROVIDER shall not be liable to Client for damages or for alteration, theft, loss or destruction of data, programs or systems from accident, fraud, third party intrusion or otherwise, for failure of authentication or encryption, or for failure of firewall protection or other security failures, unless the same shall have been caused by the intentional act of Provider.

12. In the event that Client cancels or terminates service at any time during the Initial Term of this Agreement or any renewal thereof for any reason whatsoever other than a service interruption (as described in Paragraph 9 above), Client agrees to pay Provider as liquidated damages (which shall not be deemed a penalty) the following sums which shall become due and owing as of the effective date of cancellation or termination and be payable in accordance with Paragraph 3 above: 1) all Non-Recurring charges specified in the Service Order and reasonably expended by Provider to establish service to Client; plus 2) if cancellation or termination results from a default by Client, any disconnection, early cancellation or termination charges reasonably incurred by Provider; plus 3) all Recurring Charges specified in the Service Order for the balance of the then current Term of this Agreement.

13. Client shall allow Provider continuous access and right-of-way to Client's premises to the extent reasonably determined by Provider to be appropriate to the provision and maintenance of services, equipment, facilities, and systems hereunder. Client shall furnish Provider, at no charge, such equipment space and electrical power as is reasonably determined by Provider to be required and suitable to render services hereunder.

14.  Client shall be liable for any damage to Provider equipment, facility, and system which is caused by: (a) negligent or willful acts or omissions of Client or its agents, employees or suppliers; or (b) malfunction or failure of any equipment or facility provided by Client or its agents, employees or suppliers. Client is responsible for identifying, monitoring, removing and disposing of any existing hazardous materials (e.g., friable asbestos) prior to any construction or installation work being performed by Provider at Client's premises and Client shall indemnify, defend, and hold Provider harmless from any claim, suit, loss, cost, or expense, including fines, abatement charges, legal fees and court costs incurred in connection with hazardous materials on Client's premises.

15. Client is solely responsible for the content of any transmissions using Provider's services, or any other use of Provider's services, by Client or by any person or entity Client permits to access Provider's services (a "User"). Client agrees that it and any User will not use the services for illegal purposes (including but not limited to infringement of copyright or trademark, misappropriation of trade secrets, prohibited munitions export, wire fraud, invasion of privacy, pornography, obscenity and libel), or to interfere with or disrupt other network users, network services or network equipment. Disruptions include, but are not limited to, distribution of unsolicited advertising or chain letters, repeated harassment of other network users, wrongly impersonating another such user, falsifying one's network identity for improper or illegal purposes, posting unsolicited articles to large numbers of such users or to inappropriate groups, sending unsolicited mass e-mailings, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network. If Provider has reasonable grounds to believe that Client is utilizing the services for any such illegal or disruptive purpose, Provider may suspend or terminate its services to Client hereunder immediately upon notice to Client. Client shall defend, indemnify, and hold harmless Provider from and against all liabilities and costs (including reasonable attorneys' fees) arising from any and all claims by any person based upon the content of any transmissions by Client or any User using Provider's services or any other use of Provider's services by Client or any User.

16. If so requested, Provider may assign on a temporary basis a reasonable number of Internet Protocol ("IP") addresses from the address space assigned to Provider by the InterNIC. The Client acknowledges that these addresses are the property of Provider, are assigned to Client as a service by Provider, and are not portable as such term is used by InterNIC. Provider reserves the right to change these address assignments at any time during the term of this Agreement if the architecture of Provider's network so requires it however, Provider shall use reasonable efforts to avoid any disruption to Client resulting from a renumbering requirement. Provider will give Client as much notice as possible of any requirement to renumber. Client agrees that the addresses provided by Provider shall be returned to Provider on the effective date of termination of this Agreement, and that any renumbering required of Client thereafter shall be the sole responsibility of Client.

17. Provider warrants that all traffic originating from Client will be routed to the destination address via Provider's network, provided that the IP addresses in use by Client are part of Provider's assigned address space. If Client has or acquires its own IP addresses, Client shall confirm that all other networks will accept and route traffic from Client.

18. Neither Party may assign this Agreement without the written consent of the other Party (which consent shall not be unreasonably withheld or unduly delayed), except that Provider may assign its rights and obligations hereunder:
(a) to any subsidiary, parent company, or affiliate of Provider; (b) pursuant to any sale or transfer of substantially all the business of Provider; or (c) pursuant to any financing, merger, or reorganization of Provider, Client represents that it is purchasing Provider's services for use in Client's business and agrees that it will not assign, sell or make available all or any part of such purchase or services to any competitor of Provider.

19. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remainder of this Agreement shall nevertheless remain unimpaired and in effect.


20. No license, joint venture or partnership, express or implied, is granted by Provider pursuant to this Agreement.

21.  Each Party agrees to maintain in strict confidence for a period of five
(5) years from disclosure all plans, designs, drawings, trade secrets, and other proprietary information of the other Party



   This document is the confidential and proprietary property of Provider and belongs exclusively to it.

                                                                         Page 2

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which is disclosed in written or electronic form pursuant to this Agreement. No obligation of confidentiality shall apply to disclosed information which the recipient 1) already possessed without obligation of confidentiality; 2) develops independently; or 3) rightfully receives without obligation of confidentiality from a third party.

22. Except for payment of money, neither Party shall be liable for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an event of Force Majeure, including but not limited to, fire, flood, explosion, accident, war, strike, embargo, governmental requirement, civil or military authority, Act of God, inability to secure materials, labor or transportation, acts or omissions of common carrier or warehouseman, failure of performance by third-party supplier, or any other causes beyond its reasonable control. Any such delay or failure shall suspend the Agreement until the Force Majeure condition ceases and the Term shall be extended by the length of the suspension.

23. If this Agreement is entered into by more than one Client, each is jointly and severally liable for all agreements, covenants and obligations herein.

24. Provider may use Client's name as a reference with third parties and as part of Provider's general advertising materials.

25. This Agreement shall be governed by the laws of the State of Arizona without regard to its choice of law provisions. The Parties agree that the exclusive jurisdiction for all actions on claims hereunder or relating hereto shall be the state and/or federal courts located in Phoenix, Arizona. In any action between the Parties to enforce any material provision of this Agreement, the prevailing Party shall be entitled to recover its legal fees and court costs from the non-prevailing Party in addition to whatever other relief a court may award.

26. Each person executing this Agreement on behalf of Providers or Client represents and warrants that such person has been fully empowered to do so, and that all necessary corporate actions (if any) required for the execution of agreements have been taken.

27. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be constitute one and the same instrument.

28. The following are incorporated herein by reference and are agreed to by the
Parties:


Genuity Inc.:  /s/ T.S. ZIMMERMAN
             -----------------------
By:    T.S. Zimmerman
       -----------------------------
Title: Director of Finance
       -----------------------------
Date:  1-17-97
       -----------------------------



TravelWeb, Inc.:  /s/ BILL NICHOLSON
                 -------------------
By:    Bill Nicholson
       -----------------------------
Title: President
       -----------------------------
Date:  97/1/15
       -----------------------------



      This document is the confidential and proprietary property of
                  Provider and belongs exclusively to it.                Page 3
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                                   ADDENDUM

                                    TO THE

                           MASTER SERVICE AGREEMENT

                     BETWEEN GENUITY AND TRAVELWEB, INC.

Notwithstanding the foregoing provisions of the Master Service Agreement, the parties hereto agree as follows:

Section one is hereby amended to include the quote forms for current and future services to be a part of this Master Service Agreement As long as any certain specific requests TravelWeb, Inc. may have are spelled out in a Genuity order form and signed by a Genuity representative, the order form shall be considered a part of this Master Service Agreement.

Section Two is hereby amended to include "However, Genuity and/or Client may terminate the Agreement or suspend service at any time in the event of a breach or failure to pay, bankruptcy, or government prohibition.

Section Six is hereby amended to include a one hour response time after the Client contacts Genuity regarding a service interruption. This is to say, after a representative from the client has contacted a service representative from Genuity by dialing 1 888 GENUITY, the Genuity service department will have one hour to report back to the client as to the status of the Client's request. This in no way implies Genuity guarantees that the problem can be corrected within one hour.

The hourly rates posted in Section Six are hereby capped at what they are listed at in this Master Service Agreement for the duration of this contract.

Furthermore, in the event the problems are as a result of some failure by Genuity to provide the services contracted for by the Client, the Client does not have to pay any of the hourly charges.

Section Nine is hereby amended to include "in the event of a service interruption which is equal to 12 hours over a 12 month period or a single outage of 4 hours or more, Client may cancel or terminate service."

Section Eleven is hereby amended to include "any negligent acts and/or failure to act as required to provide the services set forth herein."

Section Twelve is hereby amended to include "In the event Client elects to cancel or terminate the service due to a breach or failure on Genuity's part, Client owes Genuity nothing. Furthermore, if Genuity cancels or terminates service to Client, the maximum charge to Client will be 90 days of service costs."

Section Eighteen is hereby amended to expand the right of assignment to the Client of this agreement making the right to assign mutual.

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Section Twenty Two is hereby amended to include the deletion of Genuity's failure to perform due to inability to secure materials, labor or transportation, acts or omissions of common carrier or warehouseman. Additionally, Acts of God are limited to those acts which are not reasonably foreseen and which could not reasonably be protected against.

Section Twenty Four is hereby amended to include "permission for Genuity to use Client's name in advertising will be permitted provided it is submitted in writing and approved by Client first.

Genuity Inc.                                TravelWeb, Inc.


By: /s/ THOMAS S. ZIMMERMAN                 By: /s/ BILL NICHOLSON
    ------------------------------              -----------------------------
Name: T. S. Zimmerman                       Name: Bill Nicholson
Title: Director of Finance                  Title: